Exhibit 99.2

Capnia, Inc. Announces Closing of Initial Public Offering and Partial Exercise of Over-Allotment Option

Redwood City, CA, November 18, 2014 — Capnia, Inc. (NASDAQ: CAPN) announced today the closing of its initial public offering of 1,650,000 units, each unit consisting of one share of common stock, one Series A warrant to purchase one share of common stock and one Series B warrant to purchase one share of common stock, at a price to the public of $6.50 per unit. In addition, the Company announced today that it closed the sale of an additional 247,500 Series A warrants at a price of $0.005 per warrant and an additional 247,500 Series B warrants at a price of $0.005 per warrant, pursuant to the over-allotment option being exercised in part by the underwriters of its recently completed initial public offering. With this exercise, the Company’s initial public offering amounts to a total of 1,650,000 shares of common stock, 1,897,500 Series A warrants and 1,897,500 Series B warrants, representing gross total proceeds of $10.7 million to the Company before deducting underwriting discounts and commissions and other offering fees and expenses.

The Company intends to use the net proceeds from this offering to fund the planned commercial launch of CoSense, and related costs, and the balance to fund working capital, capital expenditures, and other corporate purposes.

The Company’s common stock and Series A warrants began trading separately on November 13, 2014, under the symbols “CAPN” and “CAPNW,” respectively. Each Series A warrant is exercisable for one share of common stock at an exercise price of $6.50 per share and will expire on November 12, 2019 and each Series B warrant is exercisable at an exercise price of $6.50 per share and will expire on February 12, 2016.

Following the partial exercise of the over-allotment option by the underwriters, the underwriters, still have the right to purchase up to an additional 247,500 shares of common stock at a price of $6.49 less the underwriting discount, within 45 days from the date of the preliminary prospectus to cover additional over-allotments, if any.

Maxim Group LLC acted as sole book-running manager and Dawson James Securities, Inc. acted as a co-manager for the offering.

A registration statement on Form S-1 relating to these securities was declared effective by the Securities and Exchange Commission on November 12, 2014. The offering of these securities was made only by means of a written prospectus forming part of the effective registration statement. Copies of the final prospectus relating to the offering may be obtained from: Maxim Group LLC, 405 Lexington Ave., 2nd Floor, New York, NY, 10174; by telephone at (800) 724-0761. Copies of the final prospectus relating to the offering may also be obtained on the Securities and Exchange Commission’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to their registration or qualification under the securities laws of any such state or jurisdiction.

About Capnia

Capnia, Inc., headquartered in Redwood City, California, develops diagnostics based on its proprietary Sensalyze™ technology for precision metering of gas flow. Capnia’s lead product is CoSense, which aids in the diagnosis of hemolysis, a dangerous condition in which red blood cells degrade rapidly.

Capnia Contact:

Antoun Nabhan

Vice President, Corporate Development

Capnia, Inc.

(650) 353-5091

anabhan@capnia.com

Investor Relations Contact:

Matthew Haines

Argot Partners

646-681-8192

matthew@argotpartners.com